Item 77M - Scudder Municipal Trust
(Scudder Managed Municipal Bond Fund)

Registrant incorporates by reference Registrant's
Proxy Statement dated December 2004, filed on
December 30, 2004 (Accession No. 0001193125-
04-221033).

Shareholder Meeting Results:

A Special Meeting of Shareholders of the
Scudder Florida Tax-Free Income Fund, of
Scudder State Tax-Free Income Series, was held on February 24, 2005. The following matter was voted upon by the shareholders of said fund (the resulting votes are presented below):

1. To approve an Agreement and Plan of
Reorganization and the transactions it
contemplates, including the transfer of all of the assets of Scudder Florida Tax-Free Income Fund to Scudder Managed Municipal Bond Fund, in exchange for shares of Scudder Managed
Municipal Bond Fund and the assumption by Scudder Managed Municipal Bond Fund of all of the liabilities of Scudder Florida Tax-Free
Income Fund, and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of Scudder Florida
Tax-Free Income Fund in complete
liquidation of Scudder Florida Tax-Free Income
Fund.

Affirmative 	Against 	Abstain
3,360,339.483 	632,212.373 	81,395.899
C:\Documents and Settings\e442590\Local
Settings\Temporary Internet
Files\OLKFC\smt77m.doc